EXHIBIT 99.3

BEST PRODUCTS TO CLOSE 81 STORES

RICHMOND, Va., October 7, 1996 -- Best Products Co., Inc. (Nasdaq: BESTQ) today announced plans to close 81 of its 169 Best stores and three of its four distribution centers during the next several months. The affected stores are located throughout the country, with a significant number of closings taking place in Texas, Colorado, Oregon, California and Washington state.

Best Chairman and Chief Executive Officer Daniel H. Levy said, "We regret that many dedicated associates who have worked diligently on behalf of Best Products are affected by this decision. However, we have carefully studied our business and we do not believe these locations will contribute significantly to the company's future profitability."

Levy said the company has decided to close a substantial number of stores now rather than closing stores in stages. "We believe it's in the best interests of the company and its associates to finalize closing plans now and remove questions about which locations will continue to operate."

The closing announcement follows Best Products' filing for Chapter 11 under the United States Bankruptcy Code September 24.

The company said it expects "going-out-of-business" sales will begin at closing stores during the second half of October and end in late December. About 2,000 full-time employees and 2,500 part-time employees will be affected. Each store employs about 25 full-time and 30 part-time employees. Best Products employs about 5,500 employees in its other operations.

These stores will be closing:

Arizona:          Tucson (East), Tucson (West) and Yuma
California:       Anaheim,   Campbell,   Cerritos,   La  Mesa,   Mission  Viejo,
                  Montclair,  Mountain  View,  Northridge,   Oceanside,  Pinole,
                  Pleasant Hill, Pleasanton,  Riverside, Sacramento (South), San
                  Bernardino,  San  Jose,  San  Leandro,  Santa  Ana,  Stockton,
                  Thousand Oaks, Torrance, Ventura, Westminster and West Covina
Colorado:         Aurora, Boulder, Denver (Southwest),  Fort Collins,  Lakewood,
                  Littleton and Westminster
Idaho:            Lewiston
Michigan:         Kentwood and Wyoming
Montana:          Great Falls and Missoula
Nevada:           Henderson and Las Vegas
New Jersey:       Cherry Hill, Eatontown and Mays Landing
N. Mexico:        Farmington
N. Carolina       Raleigh
N. Dakota         Bismarck and Grand Forks
Ohio:             Sandusky
Oregon:           Beaverton, Eugene, Gresham, Milwaukie, Salem and Tannasbourne
Penn.:            Springfield
S. Dakota:        Rapid City and Sioux Falls
Texas:            Amarillo,  Austin, Corpus Christi, El Paso, Killeen,  Lubbock,
                  San Antonio (North) and San Antonio (West)
Virginia:         Springfield
Wash.:            Bellevue, Bellingham, Everett, Federal Way, Lynnwood, Olympia,
                  Puyallup,   Silverdale,   Spokane,   Spokane  Valley,  Tacoma,
                  Tri-Cities and Tukwila
Wyoming:          Cheyenne

The distribution centers being closed include two contract operations in the Denver, Colo. and Seattle, Wash. markets and a company-owned operation in Las Vegas, Nev. About 75 employees work in those facilities.

Best Products, a specialty retailer offering category-dominant assortments of jewelry and home furnishings, now operates 169 Best stores in 23 states. Following the closings, Best Products will continue to operate 88 stores in 17 states.

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